Momentous Entertainment Group, Inc. & poolworks (Germany) Ltd
Memorandum of Understanding

July 11, 2016

This Memorandum of Understanding (MOU) describes the written understanding of Momentous Entertainment Group, Inc. ("MEG"), a Nevada Corporation, and poolworks (Germany) Ltd ("Poolworks"), a German Limited Corporation, regarding a content Agreement whereby MEG intends to provide Hollywood quality film and TV content to Poolworks' members.

AGREED UPON TERMS

MEG and Poolworks agree that MEG will provide a video on demand ("VOD") player (the "MEG Player") to be integrated into the Poolworks social media platforms StudiVZ and MeinVZ. MEG will deliver on demand content through the MEG Player on a subscription and/or pay per view ("PPV") basis. The MEG Player will be a full end-to-end Over-The-Top content ("OTT") streaming solution.

The Parties agree to a collaborative work arrangement with the following additional terms:

Revenue Sharing Basis:

Momentous and Poolworks agree to split Net Profits from ad revenues and subscription fees generated through the MEG Player.

Pilot Program Collaboration:

MEG will work with Poolworks to jointly define the overall requirements and agree on features and capabilities for this VOD project. Below (in no particular order) is a starting point of initial thoughts.

1. Front end that allows sign-up for initial service and loyalty programs added services via credit card;
2. Ability to receive the same content as user changes zip codes when traveling;
3. Loyalty programs section; commercial questionnaire to gain loyalty points;
4. Ability to select to use of service with or without commercials;
5. MEG would develop and maintain both the backend platform along with creating a Poolworks specific frontend UI for this app/service.
6. MEG will provide a subscription payment capability allowing the customer to pay by credit card, with monthly recurring fees managed and supported by the app.

Marketing, Promotion & Sales:

The parties agree to work together in developing a go-to-market/promotion/sales strategy for Poolworks' members in the global market. Through joint marketing the parties will co-develop marketing and promotion plans.

Costs associated with the resulting marketing plan will be approved by the management of MEG and

Costs associated with the resulting marketing plan will be approved by the management of MEG and Poolworks. Each party will be responsible for its own costs associated with sales efforts unless otherwise agreed to in writing. This effort will become part of the overall strategic plan in developing the market.

Net profits:

Net Profits are defined as all gross revenues minus all expenses (direct/indirect) in the making, exhibiting, promotion, and advertising of content, licensing, and technical delivery.

Option to Renew: MEG after the end of the 2 years will have the option to automatically renew Poolworks and this agreement for another two (2) years.

Term: This MOU will remain in force for Two (2) years until it is superseded by the formal Agreement.

Binding: Upon execution of this MOU by their signature below, the Parties agree that any individual, firm company, associates, corporations, joint ventures, partnerships, divisions, subsidiaries, employees, agents, heirs, assigns, designees or consultants of which the signee is an agent, officer, heir, successor, assign or designees is bound by the terms of THIS MOU.

Momentous Entertainment Group, Inc.	**poolworks (Germany) Ltd**
John Pepe	Agneta Binninger
Chief Operations Officer	General Manager
Dated: July 11, 2016	Dated: July 11, 2016

poolworks (Germany) Ltd
Saarbrücker Str. 38 | 10405 Berlin
Fon +49 (0)30 - 40 50 427 - 111
www.poolworks.de | www.idpool.de

P.O. Box 861
Sugar Land, TX 770487-0861
Phone: 800-314-8912
www.momentousent.net.com
info@momentousent.net

abinninger@poolworks.de
+49 (0)30 / 4050427-211
+49 (0)174 378 68 22